  Exhibit  16.1

November 24, 2008

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) (the Company) and, under the date of September 12, 2008, we reported on the consolidated financial statements of the Company as of and for the years ended June 30, 2008 and 2007, and the effectiveness of internal control over financial reporting as of June 30, 2008. On November 18, 2008, we were dismissed. We have read the Company's statements included under Item 4.01 of its Form 8-K dated November 24, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee of the Board of Directors and except that we are not in a position to agree or disagree with the Company’s statement that PricewaterhouseCoopers LLP was not engaged (i) regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or the effectiveness of internal control over financial reporting or (ii) any matter that was either the subject of a disagreement or event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

Very truly yours,

/s/ KPMG LLP